Exhibit 99.1

News Release

MEDIA CONTACTS:	Telkonet Investor Relations 414.721.7988 ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Completes Strategic Transaction Involving Series 5 Technology and Successfully Retires Short-Term Debt

Telkonet nears completion of debt restructuring with the retirement of a $1.6 million convertible debenture and cancellation of related warrants covering 11.7 million shares

March 7, 2011: Milwaukee, WI – Telkonet, Inc (OTCQB: TKOI), developer of the revolutionary energy management platform EcoSmart, which incorporates its patented Recovery Time™ technology, has taken a key step in management’s strategic restructuring.  Telkonet completed the sale of the non-core Series 5 Power Line Communication business unit assets to Wisconsin-based Dynamic Ratings, Inc. to strengthen its focus on the Company’s core business, energy efficiency.  The Series 5 product line was a nonstrategic business unit that comprised less than 5% of Telkonet’s 2010 revenues.  As consideration, Telkonet received $1.7 million from Dynamic Ratings, consisting of a $1 million cash payment and a $700,000 loan provided as an advance against certain earn-out provisions pursuant to associated Distribution and Consulting Agreements.

Under the Asset Purchase Agreement, Dynamic Ratings acquired all assets of the Series 5 business unit and will act as the sole distributor to the Utility industry, while Telkonet will continue to supply the Series 5 product to non-utility applications, and will provide Dynamic Ratings with ongoing transition assistance and consulting services for the Series 5 product.  Under the terms of the associated three-year Distribution and Consulting Agreements, Telkonet will receive preferred pricing for Series 5 product and will pay down the $700,000 loan through related earn-out provisions that encompass both Telkonet and Dynamic Ratings sales.  Provided specific metrics of the Distribution and Consulting Agreements are met, Telkonet will have retired the unsecured $700,000 loan prior to its expiration on March 31, 2014.

Telkonet also completed the final step in management’s extensive restructuring of its short-term debt by retiring a $1.6 million convertible debenture due on May 29, 2011 and cancelling related warrants covering 11.7 million shares of the Company’s stock.  In exchange for the early retirement of debt and cancellation of warrants, Telkonet issued the lender an unsecured, one-year note for $50,000.  Additional transaction details are available in the Company’s Form 8-K filing.

“We are extremely pleased to have completed this transaction and look forward to a successful and profitable partnership with Dynamic Ratings.  They are a valuable partner and have demonstrated leadership in SmartGrid technology and development,” stated Jason Tienor, Telkonet’s President and Chief Executive Officer.  “In addition, management is proud to have completed this historic step in Telkonet’s financial, strategic and operational restructuring and is excited about Telkonet’s growth and future outlook.”

About Telkonet

Telkonet is a leading energy-management-technology provider offering hardware, software and services to commercial customers throughout the world.   The EcoCentral Platform, in conjunction with the EcoSmart Suite of products, provides comprehensive savings, management and reporting of a building’s energy consumption.  Telkonet’s energy-management products are installed in properties within the hospitality, military, educational, healthcare and residential markets, where they reduce energy consumption and eliminate the need for new energy generation. www.telkonet.com

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties

News Release

such as competitive factors, technological development, market demand and Telkonet’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect Telkonet’s financial results can be found in Telkonet’s Annual Report on Form 10-K for the year ended December 31, 2009 and its subsequently filed Quarterly Reports on Form 10-Q with the Securities and Exchange Commission (SEC).